Exhibit 99.1

OCULAR SCIENCES, INC.

Consolidated Financial Statements

December 31, 2004 and 2003

(With Independent Auditors’ Report Thereon)

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Ocular Sciences, Inc.:

We have audited the accompanying consolidated balance sheets of Ocular Sciences, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ocular Sciences, Inc. and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

San Francisco, California

October 21, 2005

OCULAR SCIENCES, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$34,539	$34,187
Accounts receivable, less allowance for sales returns and doubtful accounts of $5,802 and $3,596 for 2004 and 2003, respectively	53,473	57,906
Inventories	70,302	70,646
Deferred tax assets	5,948	4,828
Prepaid expenses and other current assets	18,431	31,976

Total Current Assets	182,693	199,543
Property and equipment, net	187,482	134,903
Intangible assets, net	61,338	60,330
Loans to officers and employees	200	437
Long-term deferred tax asset	1,825	—
Other assets	4,224	4,095

Total assets	$437,762	$399,308

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,179	$9,076
Accrued liabilities	63,716	69,044
Current portion of long-term debt	321	411

Total current liabilities	73,216	78,531
Deferred income taxes	—	988
Other liabilities	902	1,067
Long-term debt, less current portion	2,072	16,877

Total liabilities	76,190	97,463

Commitments and Contingencies
Stockholders’ Equity:
Preferred stock, $0.001 par value; 4,000,000 shares authorized; none issued	—	—
Common stock, $0.001 par value; 80,000,000 shares authorized; 26,084,191 and 24,373,871 shares issued and outstanding for 2004 and 2003, respectively	26	24
Additional paid-in capital	152,269	101,093
Retained earnings	182,745	182,391
Accumulated other comprehensive income	26,532	18,337

Total stockholders’ equity	361,572	301,845

Total liabilities and stockholders’ equity	$437,762	$399,308

See accompanying notes to consolidated financial statements.

OCULAR SCIENCES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Year Ended December 31,
	2004	2003	2002
Net sales	$321,268	$310,563	$267,121
Cost of sales	139,926	143,391	120,337

Gross profit	181,342	167,172	146,784
Selling and marketing expenses	98,171	86,030	72,937
General and administrative expenses	41,614	29,618	24,708
Research and development expenses	11,150	6,133	4,910
Restructuring and related expenses	8,499	10,858	34,484
Merger expense	8,957	—	—

Income from operations	12,951	34,533	9,745
Interest expense	(754)	(634)	(775)
Interest income	558	594	422
Other income, net	254	1,881	3,511

Income before taxes	13,009	36,374	12,903
Income taxes	(12,655)	(9,820)	(5,690)

Net income	$354	$26,554	$7,213

Net income per share data:
Net income per share (basic)	$0.01	$1.11	$0.31
Net income per share (diluted)	$0.01	$1.09	$0.30
Weighted average common shares outstanding	25,197,887	23,935,066	23,645,922
Weighted average dilutive potential common shares under the treasury stock method	1,043,274	404,987	771,929
Total weighted average common and dilutive potential common shares outstanding	26,241,161	24,340,053	24,417,851

See accompanying notes to consolidated financial statements.

OCULAR SCIENCES, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands, except share amounts)

	Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders' Equity
	Shares	Amount
Balances as of December 31, 2001	23,457,185	$24	$85,025	$148,624	$(3,782)	$229,891
Exercise of employee stock options	354,453	—	5,159	—	—	5,159
Income tax benefits from stock options exercised	—	—	1,448	—	—	1,448
Comprehensive Income:
Net income	—	—	—	7,213	—	7,213
Other comprehensive income	—	—	—	—	6,239	6,239

Comprehensive income	—	—	—	—	—	13,452

Balances as of December 31, 2002	23,811,638	24	91,632	155,837	2,457	249,950
Exercise of employee stock options	562,233	—	9,082	—	—	9,082
Income tax benefits from stock options exercised	—	—	379	—	—	379
Comprehensive Income:
Net income	—	—	—	26,554	—	26,554
Other comprehensive income	—	—	—	—	15,880	15,880

Comprehensive income	—	—	—	—	—	42,434

Balances as of December 31, 2003	24,373,871	24	101,093	182,391	18,337	301,845
Exercise of employee stock options	1,710,320	2	33,858	—	—	33,860
Income tax benefits from stock options exercised	—	—	17,318	—	—	17,318
Comprehensive Income:
Net income	—	—	—	354	—	354
Other comprehensive income	—	—	—	—	8,195	8,195

Comprehensive income	—	—	—	—	—	8,549

Balances as of December 31, 2004	26,084,191	$26	$152,269	$182,745	$26,532	$361,572

See accompanying notes to consolidated financial statements.

OCULAR SCIENCES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2004	2003	2002
Cash flows from operating activities
Net income	$354	$26,554	$7,213
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	28,618	25,293	21,327
Amortization of loans to officers	237	358	382
Income tax benefits from stock options exercised	17,318	379	1,448
Provision (recovery) for sales returns and doubtful accounts	2,206	(221)	1,557
Write-off of impaired manufacturing equipment	1,730	—	24,701
Gain resulting from the impact of changing foreign exchange rates on certain intercompany loan balances	(130)	(1,378)	(2,295)
Deferred income taxes	(3,933)	(5,361)	5,396
Changes in operating assets and liabilities:
Accounts receivable	2,227	(1,267)	(18,581)
Inventories	344	3,869	(19,063)
Value added tax receivable	13,076	(11,944)	(276)
Prepaid expenses, other current and non-current assets	1,296	5,976	(10,554)
Accounts payable	103	(933)	(4,465)
Restructuring and acquisition accruals	(9,227)	2,005	9,416
Accrued and other liabilities	14,370	9,821	468
Income taxes payable	(10,636)	1,504	8,736

Net cash provided by operating activities	57,953	54,655	25,410

Cash flows from investing activities:
Purchases of property and equipment	(77,146)	(31,786)	(34,514)
Payment for acquisitions, net of cash acquired	—	—	(10,294)
Other	—	—	25

Net cash used in investing activities	(77,146)	(31,786)	(44,783)

Cash flows from financing activities
Proceeds from issuance of debt	25,115	97,500	70,000
Repayment of short-term and long-term debt	(39,134)	(111,362)	(55,194)
Proceeds from issuance of common stock	33,860	9,082	5,159

Net cash provided by (used in) financing activities	19,841	(4,780)	19,965

Effect of exchange rate changes on cash and cash equivalents	(296)	4,684	3,033
Net increase in cash and cash equivalents	352	22,773	3,625
Cash and cash equivalents at the beginning of year	34,187	11,414	7,789

Cash and cash equivalents at the end of year	$34,539	$34,187	$11,414

Supplemental cash flow disclosures:
Cash paid during the period for:
Interest	$514	$648	$782
Taxes	$5,360	$10,376	$8,718
Non-cash investing and financing activities:
Accounts receivable exchanged in the acquisition of Seiko	$—	$—	$11,215

See accompanying notes to consolidated financial statements.

OCULAR SCIENCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004 and 2003

Note 1. Nature of Business

O.S.I. Corporation was incorporated in California in 1985. On July 31, 1997, the Company effected a reincorporation into the state of Delaware and changed its name to Ocular Sciences, Inc. (OSI or the Company). The Company is engaged in the design, manufacture and distribution of contact lenses. On January 6, 2005, OSI was acquired by the Cooper Companies in a stock and cash transaction. See Footnote 13 – Merger.

Note 2. Significant Accounting Policies

Critical Accounting Policies

The Company’s critical accounting policies are as follows:

•	revenue recognition;

•	estimating valuation allowances;

•	accounting for income taxes;

•	valuation of long-lived and intangible assets and goodwill;

•	estimating litigation costs; and

•	estimates inherent in purchase accounting.

Revenue Recognition

Revenue is recognized based on the terms of sale with the customer, generally upon product shipment. The Company has established programs that, under specified conditions, enable its customers to return product. The Company establishes reserves for estimated returns and allowances at the time revenues are recognized. In addition, accruals for customer discounts and rebates are recorded when revenues are recognized. Amounts billed to customers in sale transactions related to shipping and handling are classified as revenue. The process of establishing reserves for discounts, rebates and returns requires significant management judgment. In the event that actual results differ from these estimates or the Company adjusts these estimates in future periods, the Company’s financial position and results of operations could be materially impacted.

Estimating Valuation Allowances

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

The Company specifically analyzes the aging of accounts receivable and historical bad debts, customer concentrations, customer credit-worthiness, current economic trends, changes in customer payment terms and sales returns when evaluating the adequacy of the allowance for doubtful accounts and sales returns in any accounting period. The Company sells its products to a diverse group of optometrists, optical retailers, optical product distributors and ophthalmologists, and therefore the concentration of credit risk with respect to accounts receivable is limited due to the large number and diversity of customers across broad geographic areas. Accounts receivable from customers are uncollateralized. To reduce credit risk, the Company performs ongoing credit evaluations of significant customers’ respective financial conditions. It establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information.

Inventory includes saleable products, promotional products, raw materials and componentry that will be sold or used in future periods. The Company assesses the valuation of inventory based on monthly forward projections of sales of products that are updated periodically. Inventories are recorded at the lower of cost (first-in, first-out method) or market. Cost includes material, labor and applicable factory overhead. Charges for potentially obsolete or slow moving inventory are made based upon our analysis of inventory levels and forecasted sales.

Material differences may result in the amount and timing of revenue and /or expenses for any period if different judgments had been made or different estimates utilized.

Accounting for Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax effects attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

In preparing its consolidated financial statements, the Company is required to estimate our income taxes in each of the jurisdictions in which it operates. This is a complex process due to the multiple tax jurisdictions within which the Company operates and the overall complexity of the Company’s corporate structure. This process involves estimating actual current tax liability together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within the consolidated balance sheet. Significant management judgment is required in determining the provision for income taxes and deferred tax assets and liabilities. The Company is presently under routine examination by local tax authorities in several of the tax jurisdictions, including the United States that the Company operates in. As a result of these examinations, or in the event that actual results differ from these estimates or it adjusts these estimates in future periods, the Company’s financial position and results of operations could be materially impacted.

Valuation of Long-Lived and Intangible Assets and Goodwill

The Company periodically reviews long-lived assets and certain identifiable intangible assets for impairment in accordance with Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets.” Goodwill and certain intangible assets, which are not subject to amortization, are periodically reviewed for impairment in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.”

For assets to be held and used, including acquired intangibles with definite lives, the Company initiates its review whenever events or changes in circumstances indicate that the carrying amount of intangible assets may not be recoverable. Recoverability of an asset is measured by comparison of its carrying amount to the expected future undiscounted cash flows (without interest charges) that the asset is expected to generate. Any impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair market value. Significant management judgment is required in this process.

In January 2002, SFAS No. 142 became effective and as a result, the Company ceased to amortize goodwill and assembled workforce beginning January 1, 2002. As of December 31, 2004, unamortized goodwill and assembled workforce was approximately $49 million. In lieu of amortization, the Company is required to perform an annual impairment review. During the fourth quarter of 2004, it performed its annual impairment test and concluded that there is no impairment of its goodwill and assembled workforce.

Estimating litigation costs

The company is subject to legal proceedings and claims which arise in the ordinary course of its business. It is the Company’s policy to accrue for estimated future legal costs related to these matters if such costs are expected to be material and are probable and estimable.

Estimates Inherent in Purchase Accounting

Purchase accounting requires extensive use of accounting estimates and judgments to allocate the purchase price to the fair value of the assets purchased and liabilities assumed. In our recording of the acquisitions of the assets of Essilor and Seiko Contactlens, values were assigned to identifiable intangible assets based on management’s forecasts and projections that include assumptions related to future revenues and cash flows generated from the acquired assets.

Other Significant Accounting Policies

Basis of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

Cash equivalents consist of money market instruments and government or government agency securities and other debt securities issued by financial institutions and other issuers with strong credit ratings.

Fair Value of Financial Instruments

The carrying amounts reported in the balance sheets for receivables, related party loans, accounts payable, accrued liabilities and short-term debt approximates fair values due to their short-term maturities. Long-term debt is carried at cost, which approximates fair value.

Shipping and Handling Costs

The Company classifies shipping charges received from customers as revenue. The Company classifies inbound shipping costs as cost of sales and outbound shipping costs as operating expense. The Company generally does not impose separate handling charges on customer orders and classifies costs attributable to receiving, inspecting and warehousing inventories and picking, packaging and preparing customers’ orders for shipment as operating expenses.

Advertising Costs

Advertising and promotion costs are expensed as they occur. The Company’s advertising and promotion costs were approximately $3,356,000, $2,554,000, and $2,172,000 for 2004, 2003, and 2002, respectively.

Foreign Currencies

The functional currencies of the Company’s subsidiaries are their respective local currencies. Accordingly, the subsidiaries translate all asset and liability accounts at current exchange rates in effect at the balance sheet date and statement of income accounts at average exchange rates during the period. Translation adjustments arising from differences in exchange rates from period to period are included in the consolidated financial statements as a component of other comprehensive income (loss) in stockholders’ equity. Foreign currency transaction gains and losses are a result of the effect of exchange rate changes on transactions denominated in currencies other than the functional currency and are included in other income (expense), net. The Company enters into foreign exchange forward contracts intended to reduce the short-term impact of foreign currency fluctuations on products sold internationally in currencies other than the purchasing entity’s functional currency. Additionally, the Company enters into foreign exchange forward contracts on certain intercompany equipment sale and leaseback transactions. The gains and losses on the foreign exchange forwards are intended to partially offset the transaction gains and losses recognized in earnings. The Company does not enter into foreign exchange forward contracts for speculative purposes. The Company’s foreign exchange forward contracts are generally six months or less in original maturity. Foreign currency transaction gains were $0.1 million, $1.4 million and $2.3 million for 2004, 2003 and 2002, respectively.

Property and Equipment

Property and equipment are recorded at cost and depreciated using the straight-line or units-of-production method over the respective estimated useful lives of the assets as follows: equipment and machinery, 3 to 7 years; furniture and fixtures, 3 to 7 years; vehicles, 4 to 7 years; buildings, 10 to 14 years; and leasehold improvements, over the shorter of the respective lease terms or the respective estimated useful lives of the leasehold improvements. Normal repairs and maintenance are expensed as incurred. Expenditures, which materially increase values, change capacities or extend useful lives are capitalized.

Earnings Per Share

In accordance with SFAS No. 128, “Earnings Per Share,” basic earnings per share is calculated using the weighted average number of common shares outstanding during the period. Diluted earnings per share is calculated using the weighted average number of common shares and dilutive potential common shares outstanding during the period. Dilutive potential common shares represent shares issuable upon the exercise of outstanding options and are calculated using the treasury stock method.

Options to purchase 70,000, 1,911,905 and 942,820 shares of the Company’s common stock were not included in the computation of diluted earnings per share because their exercise prices were greater than the average market price of the Company’s common stock of $38.30, $19.73 and $24.53 per share for 2004, 2003 and 2002 respectively.

Stock-Based Compensation

The Company accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations. The Company has adopted the disclosure-only provisions of SFAS No. 123 “Accounting for Stock-Based Compensation”.

In accordance with SFAS No. 123, as amended by SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure,” the Company has provided, below, the pro forma disclosures of the effect on net income and earnings per share as if SFAS No. 123 had been applied in measuring compensation expense for all periods presented.

The following table illustrates, pursuant to SFAS No. 123, as amended by SFAS No. 148, the effect on net income and related net income per share, had compensation cost for stock-based compensation plans been determined based upon the fair value method prescribed under SFAS No. 123:

	Year Ended December 31,
	2004	2003	2002
	(In thousands)
Net income:
As reported	$354	$26,554	$7,213
Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	2,115	2,566	3,843

Pro forma net (loss) income	$(1,761)	$23,988	$3,370
Net (loss) income per common share (basic):
As reported	$0.01	$1.11	$0.31
Pro forma	$(0.07)	$1.00	$0.14
Net (loss) income per common share (diluted):
As reported	$0.01	$1.09	$0.30
Pro forma	$(0.07)	$0.99	$0.14

In 2004, 2003 and 2002, the Company calculated the fair value of options using the Black-Scholes option-pricing model. The assumptions used were as follows:

	2004	2003	2002
Weighted-average risk free interest rate	1.89%	1.21%	3.36%
Expected life (years)	4	4	4
Volatility	32.6%	36.0%	46.5%
Dividend yield	—	—	—

Segment Information

SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information” establishes requirements for reporting information about operating segments and disclosures relating to products and services, geographic areas and major customers. Operating segments are components of an enterprise about which separate financial information is available and which is used regularly by its chief decision maker in allocation of resources. The Company operates in a single operating segment.

New Accounting Standards

During 2004, FASB issued FASB Statement No. 151, Inventory Costs: an Amendment of ARB No. 43, Chapter 4: Statement 151 clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) and amends Chapter 4, “Inventory Pricing,” of Accounting Research Bulletin No. 43, Restatement and Revision of Accounting Research Bulletins. The Statement is effective for fiscal years beginning after June 15, 2005.

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (SFAS 123R), which replaced and superseded APB Opinion No. 25. SFAS 123R requires all share-based payments to employees, including grants of employee stock options to be recognized in the financial statements based on their grant date fair values. Under SFAS 123R, the pro forma disclosures previously permitted no longer will be an alternative to financial statement recognition. SFAS 123R was originally effective for all interim or annual periods beginning after June 15, 2005, with early adoption encouraged. In April 2005, the effective date of SFAS 123R was postponed until the issuer’s first fiscal year beginning after June 15, 2005, OSI’s fiscal year 2006.

The Company currently measures compensation costs related to share-based payments under Opinion 25, as allowed by FASB No. 123.

Note 3. Acquisitions

Acquisition of the Contact Lens Business from Essilor International S.A.

On February 12, 2001, the Company acquired the contact lens business of Essilor International (Compagnie Generale d’Optique) S. A. (“Essilor”). The Company acquired Essilor’s sales and distribution assets of the contact lens business in Europe and the United States and manufacturing facilities in France, the United Kingdom and the United States. The primary reasons for this acquisition were to expand the Company’s presence in Europe and to increase the Company’s product offerings.

The Company has accounted for the acquisition using the purchase method. Included in the liabilities assumed are accruals for costs associated with exiting certain activities and facilities of the acquired Essilor operations that were considered duplicative. This includes accruals for severance costs related to workforce reductions across all functions and exit costs associated with exiting certain facilities, dismantling equipment and other miscellaneous exit costs. Details of the exit costs and severance costs paid and charged against the accrual are presented in the following table (in thousands):

	Accrual as of December 31, 2002	Payments	Adjustment to Goodwill	Translation Adjustments	Accrual as of December 31, 2003	Payments	Accrual Adjustment	Translation Adjustments	Accrual as of December 31, 2004
Severance costs	$4,555	$(1,131)	$(254)	$639	$3,809	$(1,291)	$199	$203	$2,920
Facility costs	783	(238)	—	110	655	(130)	—	39	564
Equipment and dismantling costs	278	—	—	56	334	(27)	—	23	330
Miscellaneous costs	102	(88)	—	3	17	(17)	—	—	—

Total	$5,718	$(1,457)	$(254)	$808	$4,815	$(1,465)	$199	$265	$3,814

At the time of the acquisition, plans were developed to exit certain activities and facilities of the acquired Essilor operations that were considered duplicative. These plans included severance costs related to workforce reductions across all functions and exit costs associated with exiting certain facilities, dismantling equipment and other exit-related costs. Included in these plans were activities to: (1) reduce excess manufacturing headcount at the Ligny facility to levels we deemed more appropriate to support expected demand in the European market; and (2) replace the distribution facilities at the Ligny facility, along with the Company’s other distribution centers throughout continental Europe, with a new consolidated distribution center in continental Europe. The Company anticipated at the time of the acquisition that the activities contemplated by these plans would be completed within approximately two years.

During 2001 and 2002, initial workforce reductions were made under these plans. However, in the fourth quarter of 2002, further headcount reductions at the Ligny facility were delayed because resources that had been focused on these reductions were shifted to the implementation of the initiative described in Note 10, as this initiative had significant strategic implications to the Company. This initiative began in the fourth quarter of 2002 and was complete at the end of 2004, thereby delaying the completion of the Ligny facility workforce reductions. In December 2003, management approached the French work council with the Company’s final manufacturing staff reduction plan, as required under French employment law. This plan was accepted in March 2004 and final manufacturing staff reductions were subsequently completed.

With respect to the Ligny distribution center, as noted above, the acquisition exit plan was to close this center and utilize a central continental European warehouse which would service both acquired Essilor and Company products. However, during the execution of this exit plan, it was determined that the European information systems purchased from Essilor were inadequate to reliably support the high number of individual stock keeping units (sku’s) of the combined entity. As a result, in late 2002 the Company commenced a process of selecting a capable software system and began implementing the new system in late 2003. We cannot close the distribution facilities at the Ligny facility, or relocate their activities, until the new system is fully functional. See Footnote 13.

Acquisition of Assets of Seiko Contactlens, Inc.

On March 11, 2002, the Company entered into an agreement to acquire certain assets of Seiko Contactlens, Inc. (“Seiko”). The purchase was completed on April 1, 2002. The primary reasons for this acquisition were to strengthen the Company’s presence and competitive positioning in Japan. As part of the acquisition, the Company hired 74 Seiko sales and administrative personnel. Seiko had been the Company’s distributor in Japan.

The Company has accounted for the acquisition using the purchase method. Accordingly, the operating results of Seiko have been included in its operating results from April 1, 2002.

The purchase price consisted of (in thousands):

Exchange of accounts receivable	$11,215
Cash	8,823
Acquisition costs	1,580

$21,618

The accounts receivable represents amounts owed to the Company from Seiko and exchanged as part of the acquisition.

The Company has evaluated the assets and liabilities acquired and has allocated the $21.6 million purchase price based on this evaluation, which is subject to change. The purchase price allocation consisted of (in thousands):

Goodwill	$6,452
Customer lists	3,540
Favorable contracts	330
Inventory	9,489
Accounts receivable	3,909
Liabilities assumed	(2,102)

$21,618

Goodwill has not been subject to amortization due to its indefinite life. Customer lists and favorable contracts are included as components of intangible assets and are being amortized on a straight-line basis over their useful lives as listed in the table below:

Intangible Assets	Useful Life
Customer lists	10 years
Favorable contracts	3 years

The total weighted average amortization period of intangible assets subject to amortization is approximately 8 years.

Included in the liabilities assumed are accruals for costs associated with exiting certain activities and facilities of the acquired Seiko operations that were considered duplicative. This includes accruals for severance costs related to workforce reductions across all functions and exit costs associated with exiting certain activities and facilities. Details of the severance and exit costs paid and charged against the accrual are presented in the following table (in thousands):

	Accrual as of December 31, 2002	Payments	Translation Adjustments	Accrual Adjustment	Accrual as of December 31, 2003	Payments	Translation Adjustments	Goodwill Adjustment	Accrual as of December 31, 2004
Severance costs	$46	$(101)	$—	$55	$—	$—	$—	$—	$—
Facility and other exit costs	1,906	(238)	171	19	1,858	(521)	8	(1,285)	60

Total	$1,952	$(339)	$171	$74	$1,858	$(521)	$8	$(1,285)	$60

Management began formulating the plans to exit certain activities and facilities of the acquired Seiko operations at the time of the acquisition and expects to complete all actions under such plans by mid-2005. During 2004, the Company completed the transition of certain functions and, accordingly, reduced the accrual for the difference between the estimated cost originally accrued and the actual cost to be paid. The Company recorded the difference of $1.3 million as a reduction in the accrual and a reduction in the associated goodwill resulting from the acquisition

The following table reflects unaudited pro forma combined results of operations of the Company and Seiko on the basis that the acquisition had taken place on January 1, 2002 (in thousands, except per share data):

December 31, 2002
Net sales	$268,120
Net income	$7,257
Net income per share:
Basic	$0.31
Diluted	$0.30

Note 4. Goodwill and Other Intangible Assets

Goodwill and other intangible assets (gross) consisted of the following (in thousands):

	December 31, 2004	December 31, 2003
Goodwill	$48,094	$45,537
Intangible assets subject to amortization	25,340	23,858
Intangible assets not subject to amortization	3,630	3,630

	$77,064	$73,025

Accumulated amortization consisted of the following (in thousands):

	December 31, 2004	December 31, 2003
Goodwill	$2,142	$2,132
Intangible assets subject to amortization	13,109	10,088
Intangible assets not subject to amortization	475	475

	$15,726	$12,695

Goodwill and other intangible assets, net of accumulated depreciation, consisted of the following (in thousands):

	December 31, 2004	December 31, 2003
Goodwill	$45,952	$43,405
Intangible assets subject to amortization	12,231	13,770
Intangible assets not subject to amortization	3,155	3,155

	$61,338	$60,330

The total weighted average amortization period of intangible assets subject to amortization is approximately 10 years.

The change in Goodwill and intangible assets not subject to amortization is due primarily due a reduction in the accrual associated with the Seiko acquisition and to fluctuation in foreign exchange rate during the current year.

Intangible assets subject to amortization consist primarily of marketing rights, patents, customer lists, core technology and trade names. Amortization expense for intangible assets subject to amortization amounted to approximately $2,342,000, $2,160,000, and $1,930,000 for 2004, 2003 and 2002 respectively.

Amortization expense for each of the five succeeding years will amount to approximately (in thousands):

Year ending December 31,	Amortization Expense
2005	$2,300
2006	2,300
2007	1,400
2008	1,300
2009	1,300

Total	$8,600

As required under SFAS No. 142, the Company has ceased to amortize goodwill and assembled workforce beginning January 1, 2002. As of December 31, 2004, unamortized goodwill and assembled workforce was approximately $49 million.

Note 5. Balance Sheet Items

Inventories consisted of the following (in thousands):

	December 31, 2004	December 31, 2003
Raw materials	$6,082	$7,232
Work in process	3,212	2,607
Finished goods	61,008	60,807

	$70,302	$70,646

Prepaid expenses and other current assets consisted of the following (in thousands):

	December 31, 2004	December 31, 2003
Refundable income taxes	$11,615	$11,690
Value added taxes receivable	1,947	15,023
Other prepaid expenses and current assets	4,869	5,263

	$18,431	$31,976

Property and equipment, net consisted of the following (in thousands):

	December 31,
	2004	2003
Equipment and machinery	$186,494	$167,741
Furniture and fixtures	7,022	6,161
Vehicles	162	257
Building and leasehold improvements	64,671	53,196
Construction in progress	68,607	28,762

	326,956	256,117
Less: accumulated deprecitaion and amortization	(139,474)	(121,214)

	$187,482	$134,903

During the fourth quarter of 2002, the Company accelerated the implementation of its second-generation manufacturing process throughout its high volume product lines. Given the lower labor and space requirements of this manufacturing process, the Company can consolidate its manufacturing operations into a smaller total plant structure. The initiative will allow the Company to meet volume production goals in substantially less space with lower manufacturing overhead. As a result of this initiative, the Company recorded a restructuring charge of approximately $34.5 million in 2002. Of the $34.5 million, approximately $24.7 million related to impairment of property and equipment.

Accrued liabilities consisted of the following (in thousands):

	December 31, 2004	December 31, 2003
Accrued salaries and benefits*	$19,753	$13,431
Forward hedge contract liability	2,573	3,887
Accrued expenses	23,914	14,625
Restructuring and acquisition accruals	10,065	19,292
Accrued cooperative merchandising allowances	7,307	7,070
Income taxes payable	104	10,739

	$63,716	$69,044

*	The 2004 balance includes $4.1 million of retention bonuses associated with the Merger, see footnote 13.

Long-term debt consisted of the following (in thousands):

	December 31,
	2004	2003
Revolving loan from bank, due April 16, 2005, bearing interest at the bank’s Eurodollar rate plus 1.00%	$—	$10,000
Revolving loan from bank, due April 16, 2005, bearing interest at the bank’s prime rate less 0.50%	—	4,500
Financing obligation due to PRIDCO with monthly payment of $42 beginning in March 1, 2003 through February 1, 2010 bearing an effective interest of 8.24% and 6.93% for 2004 and 2003, respectively	2,361	2,643
Other	32	145

Total long-term debt	2,393	17,288
Less current portion of long-term debt	(321)	(411)

	$2,072	$16,877

On April 16, 2002, the Company completed a $50 million credit facility with two banks. Revolving loans under this facility mature on April 16, 2005, and bear interest at 0.50% below one of the bank’s prime rate or 1.00% to 1.50% above the euro-dollar rate depending on its ratio of total funded debt to earnings before interest and taxes plus non-cash charges. The facility provides an option to convert any outstanding revolving loans not to exceed $40 million at the maturity date to a four-year term loan. The term loan, once repaid, may not be reborrowed. This credit agreement contains covenants, which, among other things, require the Company to maintain certain financial ratios. Borrowings under this agreement are secured by a pledge of 100% of the outstanding common stock of Ocular Sciences Puerto Rico and Sunsoft, Inc. and 65% of the outstanding common stock of its Barbados and Canadian subsidiaries. This credit facility was cancelled in December 2004 and there were no balances outstanding under the credit agreement as of December 31, 2004.

On December 29, 2003, the Company’s subsidiary, Ocular Sciences K.K. (Japan) completed a new unsecured 1.5 billion Yen credit facility with one bank, guaranteed by Ocular Sciences, Inc. Revolving loans under this facility bear interest on the outstanding principal amount thereof at a rate per annum equal to the applicable adjusted Euroyen Rate for the Interest Period plus 0.95%. This credit agreement contains covenants, which, among other things, require us to maintain certain financial ratios that are substantially the same as those in the Company’s $50 million revolving credit facility. In November 2004, the Company cancelled this credit facility and there were no balances outstanding under the credit agreement as of December 31, 2004.

Annual maturities of long-term debt are as follows (in thousands): 2005—$321; 2006—$350; 2007—$378; 2008—$411; 2009—$446; thereafter—$487.

Note 6. Operating Leases

The future minimum annual operating lease payments under non-cancelable lease obligations with an initial term in excess of one year, as of December 31, 2004, are as follows (in thousands):

	Operating Leases
Year Ending December 31,
2005	$7,249
2006	5,334
2007	4,283
2008	2,422
2009	1,823
Thereafter	4,452

	$25,563	*

*	Includes approximately $3.5 million of obligation accrued in conjunction with the Company’s restructuring activities.

Rent expense on operating leases for the Company’s offices, warehouse facilities and certain equipment was approximately $7.6 million, $7.8 million, and $7.0 million for the years ended December 31, 2004, 2003, and 2002, respectively.

Note 7. Common Stock

Certain Anti-Takeover Provisions

The Company’s Board of Directors has the authority to issue up to 4,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders.

Stock-based Compensation Plans

The Company has the following stock-based compensation plans:

(i) 1989 Stock Option Plan

The 1989 Stock Option Plan provided for the grant to employees, directors and consultants of incentive stock options, exercisable at a price not less than the fair market value of the shares on the grant date, or for non-qualified options, exercisable at a price not less than 85% of the fair market value of the shares on the date of grant. The options generally were granted for a six year-term and vested over a five year period. This plan was terminated upon the effective date of the Company’s initial public offering on August 4, 1997. Any authorized shares not issued or subject to outstanding grants under this plan on August 4, 1997 and any shares that are issuable upon exercise of options granted pursuant to this plan that expire or become unexercisable for any reason without having been exercised in full will be available for future grant and issuance under the 1997 Equity Incentive Plan. As of December 31, 2004, options to purchase a total of 5,800 shares are outstanding under this plan and there are no shares reserved for issuance.

(ii) 1997 Equity Incentive Plan

The 1997 Equity Incentive Plan provides for grants of incentive stock options to employees (including officers and employee directors) and nonqualified stock options to employees, officers, directors, consultants, independent contractors and advisors of the Company. The exercise price of all incentive stock options must be no less than the fair market value of the Company’s Common Stock on the date of grant and the exercise price of all nonqualified stock options must be at a price not less than 85% of such fair market value. The options generally are granted for a ten-year term and vest over either a four or five-year period. Any authorized shares not issued or subject to outstanding grants under the 1989 Plan on August 4, 1997 and any shares that are issuable upon exercise of options granted pursuant to the 1989 Plan that expire or become unexercisable for any reason without having been exercised in full are available for future grant and issuance under the 1997 Equity Incentive Plan. As of December 31, 2004, options to purchase a total of 1,994,803 shares are outstanding under this plan and 1,613,209 shares are reserved for issuance.

In March 2004, the Board of Directors approved an amendment to the 1997 Equity Incentive Plan to increase the number of shares of common stock authorized and reserved for issuance under the plan by 1,500,000 and the Company’s stockholders approved the amendment in May 2004.

(iii) 1997 Directors Stock Option Plan

The 1997 Directors Stock Option Plan provides for grants of nonqualified stock options to certain non-employee directors of the Company. The exercise price per share of all options granted under the plan must be equal to the fair market value of the Company’s common stock on the date of grant. The options generally are granted for a ten-year term and vest over a three-year period. As of December 31, 2004, options to purchase a total of 525,000 shares are outstanding under this plan and there are 102,500 shares reserved for issuance.

A summary of stock option transactions under the plans indicated at (i), (ii) and (iii) follows:

	Range of Exercise Prices	Number of Options	Weighted Average Exercise Price
Outstanding as of December 31, 2001	$3.04 to $31.75	3,996,109	$18.61
Exercised	5.03 to 26.38	(354,453)	14.71
Granted	19.40 to 29.74	363,900	24.49
Canceled	8.09 to 31.75	(136,300)	18.21

Outstanding as of December 31, 2002	$3.04 to $31.75	3,869,256	$19.47
Exercised	5.03 to 26.38	(562,233)	15.84
Granted	12.92 to 27.92	748,550	15.53
Canceled	3.04 to 31.44	(330,827)	17.10

Outstanding as of December 31, 2003	$3.04 to $31.75	3,724,746	$19.32
Exercised	3.04 to 31.75	(1,710,320)	20.00
Granted	28.49 to 44.79	669,500	30.53
Canceled	11.38 to 29.02	(163,039)	19.23

Outstanding as of December 31, 2004	$3.04 to $44.79	2,520,887	$21.81

Total number of shares exercisable at December 31, 2004	$3.04 to $44.79	861,345	$20.62

The weighted average grant date fair value of the options granted in 2004, 2003 and 2002 was $8.68, $5.37 and $9.73 respectively. At December 31, 2004, 1,715,709 options were available for grant under all plans.

Note 7. Common Stock

The following table summarizes information about stock options outstanding as of December 31, 2004:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number of Options	Weighted-Average Remaining Contractual Life	Weighted-Average Exercise Price	Number of Options	Weighted-Average Exercise Price
$3.04-8.96	5,800	1.7	$6.58	5,800	$6.58
$8.96-13.44	560,376	7.3	12.53	96,124	11.92
$13.44-17.92	174,000	4.4	16.05	104,970	16.51
$17.92-22.40	750,520	6.7	20.42	437,022	20.43
$22.40-26.87	274,741	6.2	25.01	148,387	25.70
$26.87-31.35	665,450	8.7	28.60	61,258	28.72
$31.35-35.83	5,000	9.5	35.15	—	—
$35.83-40.31	15,000	9.5	37.59	—	—
$40.31-44.79	70,000	9.6	44.79	7,784	44.79

$3.04-44.79	2,520,887	7.2	$21.81	861,345	$20.62

The weighted average exercise price of those shares exercisable at December 31, 2003 and 2002 were $21.02 and $20.19, respectively.

Note 8. Retirement Savings Plan

In October 1998, the Company established a defined-contribution savings plan under Section 401K of the Internal Revenue Code. This savings plan allows eligible U.S. employees to contribute up to 15% of their compensation on a pre-tax basis. The Company matches 50% of the first six percent of the employees’ contribution. Such matching Company contributions are vested incrementally over five years. All of the Company’s subsidiaries have similar retirement savings plans in the respective countries. The charge to operating income for the Company’s matching contribution was approximately $3.0 million, $3.2 million, and $2.9 million in 2004, 2003, and 2002, respectively.

Note 9. Income Taxes

Income before income tax expense includes the following components (in thousands):

	Year Ended December 31,
	2004	2003	2002
United States	$(104)	$9,529	$7,833
Foreign	13,113	26,845	5,070

Total	$13,009	$36,374	$12,903

Income tax expense (benefit) for the Years Ended December 31, 2004, 2003 and 2002, consisted of (in thousands):

	2004			2003			2002
	Current	Deferred	Total	Current	Deferred	Total	Current	Deferred	Total
Federal	$2,683	$6,418	$9,101	$4,148	$(1,213)	$2,935	$(1,346)	$3,644	$2,298
State	716	1,920	2,636	1,443	32	1,475	(346)	766	420
Foreign	3,938	(3,020)	918	9,591	(4,181)	5,410	1,986	986	2,972

	$7,337	$5,318	$12,655	$15,182	$(5,362)	$9,820	$294	$5,396	$5,690

The total income tax expense differed from the amount computed by applying the federal statutory income tax rate to income before taxes as a result of the following (in thousands):

	Year Ended December 31,
	2004	2003	2002
Computed tax expense at federal statutory rate	$4,553	$12,731	$4,516
Foreign tax rate differential	(3,671)	(3,405)	1,110
Tax provided on unremitted foreign earnings	6,878	—	—
Tax credit	(617)	(580)	(285)
State taxes	1,714	959	420
Tax accrual adjustment	1,030	—	—
Merger cost	1,487	—	—
Special dividend related to the American Jobs Creation Act	895	—	—
Other permanent tax difference	386	115	(71)

	$12,655	$9,820	$5,690

Deferred tax assets and deferred tax liabilities are as follows (in thousands):

	Year Ended December 31,
	2004	2003	2002
Deferred tax assets:
Accounts receivable, principally due to allowance for doubtful accounts	$1,839	$693	$524
Inventories, principally due to reserves and additional costs capitalized for tax purposes	2,753	1,800	931
State taxes	159	363	—
Other accrued liabilities	1,197	1,856	1,224
Depreciation of property, plant and equipment	638	—	—
Net operating losses	1,187	115	—

Total gross deferred tax assets	7,773	4,828	2,679
Deferred tax liabilities:
Depreciation of property and equipment	—	(988)	(4,200)

Total gross deferred tax liability	—	(988)	(4,200)

Total net deferred tax asset (liability)	$7,773	$3,840	$(1,521)

The income tax benefits related to the exercise of stock options reduce taxes currently payable and are credited to additional paid-in capital. Such amounts approximated $17.3 million, $0.4 million and $1.4 million for 2004, 2003, and 2002, respectively.

The Company incurred a net operating loss in calendar year 2004. The Company intends to carry back its net operating loss and claim a refund for federal tax purposes. The Company has net operating loss carryforwards for California income tax purposes of approximately $9.6 million. The California net operating loss carryforward, if not utilized, will expire beginning in 2014.

On October 22, 2004, the American Jobs Creation Act (“the AJCA”) was signed into law. The AJCA includes a deduction of 85% of certain foreign earnings that are repatriated, as defined in the AJCA. The Company elects to apply this provision to qualifying earnings as of December 31, 2004. The Company received $17 million in dividends from PLMT, a foreign subsidiary as of December 31, 2004. Permitted investments equal to $41.9 million or 246% of the $17 million required to be reinvested under the domestic reinvestment plan, have been made through December 31, 2004 , the year of election and the last day of the taxable year for which the statement is filed. None of the investments are “alternative investments.”

During the year ended December 31, 2004, United States income taxes were provided for taxes on undistributed earnings of certain non-United States subsidiaries that are not expected to be permanently reinvested in the subsidiaries.

Federal and California tax laws impose restrictions on the utilization of net operating loss and tax credit carryforwards in the event of an “ownership change” as defined in Section 382 of the Internal Revenue Code. The Company has not yet determined if any ownership change has occurred. Should an ownership change occur in the future, the Company’s ability to utilize its net operating loss and tax credit carryforwards may be subject to restriction pursuant to these provisions. The Company does not believe that any limitations triggered by Ocular’s ownership change will have a material effect on its ability to utilize net operating losses.

On September 29, 2004, the Internal Revenue Service (IRS) issued Notices of Deficiency to Ocular in connection with its audit of Ocular’s income tax returns for the years 1999, 2000 and 2001. The Notice primarily pertains to transfer pricing issues and an alternative adjustment under the anti-deferral provisions of Subpart F of the Internal Revenue Code and asserts that $44.8 million of additional taxes is owed for these years, plus unspecified interest, and approximately $12.7 million in related penalties.

On December 29, 2004, Ocular filed a Petition for the United States Tax Court to redetermine the deficiencies asserted by the IRS. On February 11, 2005, the IRS filed its Answer to the Petition generally denying the various arguments made by Ocular against the assertions of the IRS. The Company believes that the IRS may not have fully reviewed the facts before making its assessment of additional taxes, and that its position misapplies the law and is incorrect. Discovery began on March 7, 2005, and the Company intends to fully access the work product of the IRS to more fully ascertain an understanding of its position.

The amount of taxes paid for these years was supported by pricing studies performed by an international firm of tax advisors. The resulting intercompany transactions and tax payments reflected pricing terms that were and are consistent with industry practice for arm’s length transactions with unrelated third parties. The Company intends to vigorously contest the IRS’s claims and believes that the ultimate outcome of this matter will not have a material adverse effect on financial condition, liquidity or cash flow of the Company.

The Company continues to be subject to the examination of Ocular’s income tax returns by the IRS and other fiscal authorities, and we cannot assure that the outcomes from these examinations will not have a material adverse effect on the Company’s operating results and financial condition. Moreover, the Company’s future effective tax rates could be adversely affected by earnings being higher than anticipated in countries where it has higher statutory rates or lower than expected in countries where it has lower statutory rates, by changes in the valuation of deferred tax assets or liabilities, or by changes in tax laws or interpretations thereof.

Note 10. Restructuring

During the fourth quarter of 2002, the Company accelerated the implementation of our second-generation manufacturing process throughout our high volume product lines. Given the lower labor and space requirements of these processes, the Company will consolidate its manufacturing operations into a smaller total plant structure. The initiative will allow the Company to meet volume production goals in substantially less space with lower manufacturing overhead. The Company believes that this initiative will result in an annual cost savings of $40 million beginning in 2005. The Company completed the initiative in 2004 at a cost of $53.8 million. Approximately $26 million of these expenses was non-cash.

As a result of this initiative, the Company recorded a restructuring charge of approximately $34.5 million in the fourth quarter of 2002. This restructuring was recorded in accordance with the terms of EITF 94-3, “Liability Recognition for Certain Employee

Termination Benefits and Other Costs to Exit an Activity (including certain costs incurred in restructuring).” Of the $34.5 million, approximately $24.7 million related to impairment of property and equipment, $4.7 million related to employee severance and benefit costs, $4.4 million related to leased facilities that will be abandoned within one year and the remaining $0.7 million relates to costs, such as professional fees related to the initiative. The Company recorded additional restructuring charges of approximately $10.9 million during 2003. Of the $10.9 million, approximately $7.1 million related to severance and other salary related and benefit costs, $2.4 million related to equipment removal, transportation and other equipment related costs. The remaining $1.4 million related to other miscellaneous costs.

During 2004, the Company recorded restructuring charges of $8.5 million. Of the $8.5 million, approximately $4.6 million related to severance and other salary related and benefits costs, $1.7 million related to impairment of property and equipment, $1.0 million related to equipment removal, transportation and other equipment related costs. The remaining $1.2 million related to other miscellaneous costs.

Of the $53.8 million of restructuring charges incurred since the inception of the restructuring initiative, $23 million of cash has been spent. The Company anticipates spending an additional $6.2 million in cash related to the restructuring in subsequent years.

For leased facilities that will be abandoned and subleased, the lease costs represent future lease payments subsequent to abandonment less estimated sublease income. For owned property and equipment, the impairment loss recognized was based on the estimated fair value of the equipment.

The following table summarizes the restructuring and related expenses accrual activity from the initiation of the Company’s activities (in thousands):

	Severance/salary related and Benefits costs	Lease Payment of Facilities	Other	Total
Balance of accrual at December 31, 2003	$7,651	$4,448	$520	$12,619
Additions	4,629	—	2,215	6,844
Payments	(9,467)	(1,769)	(2,552)	(13,788)
Translation Adjustment	297	209	10	516

Balance of accrual at December 31, 2004	$3,110	$2,888	$193	$6,191

Note 11. Foreign Currency Forward Contracts

The Company operates multiple foreign subsidiaries that manufacture and /or sell its products worldwide. As a result, the Company’s earnings, cash flows and financial position are exposed to foreign currency risk from foreign-currency-denominated receivables and payables, forecasted sales transactions, and net investment in certain foreign operations. To address increasing international growth and related currency risks, the Company implemented a foreign currency exposure management policy in October of 2003. The Company’s policy is to enter into foreign exchange forward contracts to mitigate the impact of currency fluctuations on both existing foreign currency asset and liability balances as well as to reduce the risk to earnings and cash flows associated with anticipated foreign currency transactions, including certain intercompany equipment sale and leaseback transactions. The gains and losses on the foreign exchange forwards are intended to partially offset the transaction gains and losses recognized in earnings. The Company does not enter into foreign exchange forward contracts for speculative purposes. Under Statement of Financial Accounting Standard No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS 133) all derivatives are to be recorded on the balance sheet at fair value. Changes in the fair value of derivatives that do not qualify, or are not effective as hedges must be recognized currently in earnings.

Cash Flow Hedging: In fiscal year 2003, the Company began designating and documenting foreign exchange forward contracts related to forecasted transactions as cash flow hedges. The Company calculates hedge effectiveness, excluding time value, at least quarterly. The change in the fair value of the derivative on a spot to spot basis is compared to the spot to spot change in the anticipated transaction, with the effective portion recorded in Other Comprehensive Income (OCI) until the anticipated transaction is recognized in income. The Company records any ineffectiveness, including the excluded time value of the hedge in other income/ (expense) on its consolidated statement of operations. In the event it becomes probable that a hedged anticipated transaction will not occur the gains or losses on the related cash flow hedges will immediately be reclassified from OCI to other income and expense. At December 31, 2004, the outstanding cash flow hedging derivative had a maturity of less than 12 months.

The following table summarizes impact of cash flow hedges on OCI in 2003 and 2004 (in thousands).

At December 31, 2002	$—
Net change on cash flow hedges	(505)
Reclassification to expense (other income)	57

At December 31, 2003	(448)
Net change on cash flow hedges	(214)
Reclassification to expense (other income)	82
Reclassification to cost of sales	(28)

At December 31, 2004	$(608)

The Company anticipates reclassifying $104k of the loss to earnings within 12 months.

Balance Sheet Hedging: The Company manages the foreign currency risk associated with foreign currency denominated assets and liabilities using foreign exchange forward contracts with maturities of less than 12 months. Changes in fair value of these derivatives are recognized currently in other income and expense and substantially offset the remeasurement gains and losses associated with the foreign currency denominated assets and liabilities.

The Company’s outstanding net foreign exchange forward contracts as of December 31, 2004 are presented (in thousands) in the table below. Weighted average forward rates are quoted using market conventions.

	Net Notional Amount	Weighted Average Rate
Cash Flow Hedges:
Euro Sold	4,100	1.2735
Balance Sheet Hedges
Euro Sold	27,907	1.2735

Note 12. Enterprise Wide Disclosures

The Company, which operates in a single operating segment, designs, manufactures and distributes contact lenses. The geographic presentation of net sales is based on the origin of the sale. The “Europe” category consists of geographic presentations of France, Netherlands, Germany, Switzerland, Denmark, Hungary, Italy and Ireland. The “Other” category consists of geographic presentations of Canada, Australia, Korea, Cayman Islands and Barbados. The geographic distributions of the Company’s net sales, income from operations, and identifiable net assets are as follows (in thousands):

	UNITED STATES	UNITED KINGDOM	EUROPE	JAPAN	OTHER	ELIM	CONSOL
December 31, 2004:
Sales to unaffiliated customers	$138,984	$37,854	$62,400	$66,378	$15,652	$—	$321,268
Intercompany sales	30,663	84,495	99,770	—	72,729	(287,657)	—

Total net sales	$169,647	$122,349	$162,170	$66,378	$88,381	$(287,657)	$321,268

Income from operations	$(9,052)	$1,066	$8,349	$9,015	$(559)	$4,132	$12,951

Long-lived assets	$324,652	$52,439	$99,476	$12,130	$174,727	$(408,355)	$255,069

December 31, 2003:
Sales to unaffiliated customers	$146,658	$35,541	$52,895	$61,546	$13,923	$—	$310,563
Intercompany sales	34,070	107,736	96,293	—	76,709	(314,808)	—

Total net sales	$180,728	$143,277	$149,188	$61,546	$90,632	$(314,808)	$310,563

Income from operations	$26,345	$640	$12,833	$1,312	$1,284	$(7,881)	$34,533

Long-lived assets	$337,914	$43,140	$108,074	$13,545	$156,843	$(459,751)	$199,765

December 31, 2002:
Sales to unaffiliated customers	$150,386	$31,024	$36,199	$38,520	$10,992	$—	$267,121
Intercompany sales	40,866	84,254	3,598	—	147,301	(276,019)	—

Total net sales	$191,252	$115,278	$39,797	$38,520	$158,293	$(276,019)	$267,121

Income from operations	$28,907	$(745)	$6,437	$1,250	$(84)	$(26,020)	$9,745

Long-lived assets	$354,133	$109,195	$38,995	$12,001	$295,853	$(629,006)	$181,171

Note 13. Merger

On July 28, 2004, the Company entered into a definitive agreement to be acquired by The Cooper Companies, Inc. (“Cooper”) in a stock and cash transaction. Cooper manufactures and markets specialty healthcare products through its CooperVision and CooperSurgical units. Pursuant to the definitive agreement and subject to the terms and conditions set forth therein, the Company was merged with and into a direct wholly owned subsidiary of Cooper. Under the definitive agreement, upon completion of the proposed merger, Cooper agreed to issue to Company stockholders 0.3879 shares of its common stock and pay $22.00 in cash, without interest, for each share of our common stock then held. Shares of Cooper common stock were issued with associated preferred stock purchase rights. The close of business on October 4, 2004 was set as the record date for the determination of stockholders entitled to vote on the matters presented at the respective special meetings of stockholders of the Company and Cooper, which were both held on November 16, 2004. On October 13, 2004, the Securities and Exchange Commission declared effective Cooper’s registration statement on Form S-4 containing the joint proxy statement/prospectus that was mailed to Company and Cooper stockholders on or about October 15, 2004. The transaction was completed on January 6, 2005 at which time the Company was wholly owned by The Cooper Companies, Inc.

In connection with the merger with Cooper, the Company incurred legal, accounting and other professional fees and employee retention bonus expenses for the year ended December 31, 2004 totaling approximately $9.0 million.

Note 14. Litigation

Legal Proceedings Regarding our Intellectual Property

On November 6, 2002, CIBA Vision Corporation and its subsidiary, Wesley Jessen Corporation (“Wesley Jessen”) filed a lawsuit against us in the U.S. District Court for the Northern District of California alleging that the Company’s color contact lenses infringe patents owned by Wesley Jessen. The complaint seeks an award of damages, including unspecified punitive damages, attorney’s fees and costs and an injunction preventing the alleged infringement. The case was settled in February 2005.

On October 5, 2004, Bausch & Lomb Incorporated (Bausch & Lomb) filed a lawsuit against Ocular Sciences, Inc. in the U.S. District Court for the Western District of New York alleging that its Biomedics® toric soft contact lens and its private label equivalents infringe Bausch & Lomb’s U.S. Patent No. 6,113,236 relating to toric contact lenses having optimized thickness profiles. The complaint seeks an award of damages, including multiple damages, attorneys’ fees and costs and an injunction preventing the alleged infringement. Based on our review of the complaint and the patent, as well as other relevant information obtained in discovery, we believe this lawsuit is without merit and plan to continue to pursue a vigorous defense.

The defense of intellectual property suits and related administrative proceedings is both costly and time-consuming. The outcomes of intellectual property lawsuits are subject to inherent uncertainties. Accordingly, the Company cannot assure you that its defense of this lawsuit will be successful or that it will not be subject to other intellectual property claims in the future. An adverse outcome in any intellectual property litigation could subject the Company to significant liabilities, require it to license disputed rights from third parties, require it to redesign products or cease using such technology. Any of these consequences could have a material adverse effect on the Company.

Legal Proceeding Related to the Merger

On or about September 27, 2004, a putative class action lawsuit was filed in the Superior Court in the State of California in the County of Contra Costa against the Company, its directors and Cooper. The case is captioned Bamboo Partners LLC v. Fruth et al., Civil Action No. C 04-0749. The complaint alleged that, among other things, the Company’s directors breached their fiduciary duties of loyalty and due care by deciding to sell the Company to Cooper without undertaking sufficient effort to obtain the best offer possible for stockholders, by including provisions in the definitive agreement which the plaintiff alleged effectively prevented a superior bid from succeeding, and by including provisions, such as the acceleration of stock options and indemnification of directors, which benefit the directors. The complaint further alleged that the consideration to be paid in the proposed merger was unfair and inadequate, and that the Company’s directors breached their duty of full and fair disclosure to the Company’s public stockholders in connection with the proposed merger. The complaint also alleged that Cooper aided and abetted the alleged breaches of fiduciary duty of the Company’s directors. The complaint sought, among other things, an injunction against the transaction, a rescission of the transaction if it is consummated and unspecified damages, as well as fees and costs. The plaintiffs also filed an application for expedited discovery.

On October 12, 2004, the parties agreed to a potential settlement of the case. In connection with the potential settlement, Cooper and the Company provided additional disclosures in their joint proxy statement/prospectus, dated October 12, 2004, and on October 18, 2004, the parties to the definitive agreement amended the definitive agreement to decrease the termination fee payable under certain circumstances from $35.0 million to $30.8 million.

This case was settled in January 2005.

Note 15. Unaudited Quarterly Financial Information

TWO YEAR QUARTERLY FINANCIAL DATA

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter(1)
	(in thousands, except per share data)
Fiscal 2004
Net sales	$80,623	$83,270	$87,729	$69,646
Gross profit	45,195	49,387	52,283	34,477
Income (Loss) from operations	8,703	12,688	12,797	(21,237)
Net income (loss)	5,992	9,621	9,566	(24,825)
Net income (loss) per share (basic)	$0.24	$0.39	$0.38	$(1.00)
Net income (loss) per share (diluted)	$0.24	$0.37	$0.35	$(0.95)
Fiscal 2003
Net sales	$70,691	$76,117	$82,587	$81,168
Gross profit	37,477	39,839	44,762	45,094
Income from operations	7,326	5,998	11,831	9,378
Net income	5,918	4,205	9,260	7,171
Net income per share (basic)	$0.25	$0.18	$0.39	$0.30
Net income per share (diluted)	$0.25	$0.17	$0.38	$0.29

(1)	The fourth-quarter decrease in sales and resulting impact on gross profit are primarily due to limited promotional programs initiated during the period. Loss from operations in the period was also impacted by costs associated with the Cooper merger and expenses associated with legal proceedings as described in Note 14. Additionally, income taxes in the period were significantly impacted by taxes provided on remitted and unremitted foreign earnings as described in Note 9.